EXHBIT 99-1
The Clorox Company News Release

Clorox Reports Strong Second-Quarter Results; Provides Outlook for Third Quarter and Updates Fiscal 2005 Outlook

OAKLAND, Calif., Feb. 7, 2005 – The Clorox Company (NYSE: CLX) (PCX: CLX) today announced that strong sales growth, cost savings and margin-enhancing activities contributed solidly to the company’s results for its fiscal second quarter, which ended Dec. 31, 2004.

“We’re very pleased with our second-quarter performance,” said Chairman and CEO Jerry Johnston. “We saw strength across nearly every aspect of the business, and Clorox people delivered even better results than expected.”

Clorox’s focus on its long-term strategy is reflected in the company’s results, Johnston reported. “Core business strength, increased market shares and new products are helping drive top-line growth,” he said. “Our efforts to cut costs and enhance margins are evident in benefits from several areas, including our focus on lean manufacturing. And importantly, we also closed our share-exchange transaction with Henkel.”

As announced on Feb. 2, Clorox has applied discontinued operations accounting treatment to its fiscal year 2004 and fiscal year-to-date 2005 results to reflect the impact of its share exchange with Henkel KgaA. This historical data is available within the Investors section of the company’s Web site at www.TheCloroxCompany.com / Investors / Financial Information / Financial Results.

Q2 Earnings-Per-Diluted-Share (EPS) – GAAP

(In dollars per diluted share)	Q2 – FY’05	Q2 – FY’04
EPS from continuing operations	$0.72	$0.47
EPS from discontinued operations (Includes operating results and gain associated with businesses transferred to Henkel and income from interim service agreements with Henkel, as well as loss in year-ago period due to discontinued Brazil operations. Also includes associated tax impact of items recorded in discontinued operations.)	$2.96	$0.04
Total diluted EPS	$3.68	$0.51

In accordance with generally accepted accounting principles in the United States (GAAP), Clorox reported total second-quarter net earnings of $699 million, or $3.68 per diluted share, compared with net earnings in the year-ago period of $109 million, or 51 cents per diluted share. Clorox reported second-quarter GAAP earnings from continuing operations of $136 million, or 72 cents per diluted share, versus earnings from continuing operations of $101 million, or 47 cents per diluted share, in the year-ago period. The company reported second-quarter GAAP earnings from discontinued operations of $563 million, or $2.96 per diluted share, compared with earnings from discontinued operations in the year-ago period of $8 million, or 4 cents per diluted share.

Q2 EPS From Continuing Operations, Excluding Nonrecurring Earnings Impacts of Henkel Transaction – Non-GAAP (1)

(In dollars per diluted share)	Q2 – FY’05	Q2 – FY’04
EPS from continuing operations	$0.72	$0.47
EPS impact from elimination of earnings, royalties and gain from Henkel Iberica joint venture investment, including associated tax effects	$0.13	$0.00
EPS from continuing operations, excluding nonrecurring earnings impacts of Henkel transaction	$0.59	$0.47

(1)            The preceding table provides a quantitative reconciliation of the differences between financial measures that are not presented in accordance with generally accepted accounting principles in the United States (GAAP) and those calculated in accordance with GAAP. Management believes the presentation of a comparison of diluted earnings per share from continuing operations, excluding nonrecurring earnings impacts of the Henkel transaction (a non-GAAP financial measure) with diluted earnings per share from continuing operations (a GAAP measure) provides useful information to investors about current trends in the ongoing business.

Diluted earnings per share from continuing operations included 13 cents related to the earnings, royalties and gain from the Henkel Iberica joint venture investment, and associated tax effects. Excluding nonrecurring earnings impacts of the Henkel transaction, the company had second-quarter non-GAAP earnings per diluted share from continuing operations of 59 cents, compared with 47 cents per diluted share in the year-ago period.

Second-Quarter Highlights

Second-quarter sales grew 9 percent to $1.0 billion, compared with $920 million in the year-ago period. Sales and volume grew across nearly all businesses, most notably home care, Glad® trash bags and the Latin America Division. Sales growth outpaced the 8 percent growth in volume primarily due to favorable foreign exchange rates and the continued benefit of previous price increases.

Gross margin in the second quarter grew 40 basis points versus the year-ago period to 43.1 percent, primarily due to stronger-than-expected cost savings, partially offset by increased raw-material costs. Clorox generated $189 million of cash provided by operations in the second quarter, compared with $188 million in the year-ago period.

Second-Quarter Results by Business Segment

Following is a summary of key second-quarter results by segment. All comparisons are with the second quarter of fiscal year 2004. All results, including sales and volume, include the aforementioned discontinued operations treatment of historical results to reflect the impact of the Henkel transaction.

Household Products – North America

  9% sales growth
  11% pretax earnings growth
  9% volume growth

Strong sales growth in the segment was driven by increased shipments of Glad trash bags and home-care products. The company delivered its 10th consecutive quarter of year-over-year volume growth for Glad trash bags behind the continued strength of Glad ForceFlex® trash bags. The home-care business delivered increased shipments of Clorox® disinfecting wipes, Clorox toilet bowl cleaner and Pine-Sol® cleaner. Also contributing to sales growth were strong shipments of the new Clorox ToiletWand™ disposable toilet-cleaning system. These positive results were partially offset by decreased shipments of Clorox ReadyMop® mopping system. Pretax earnings reflected the benefit of cost savings and increased sales, partially offset by unfavorable raw-material expenses.

Specialty Products

  5% sales growth
  13% pretax earnings growth
  3% volume growth

Sales growth in the segment was primarily driven by increased shipments of cat litter behind the 11th consecutive quarter of year-over-year volume growth for Scoop Away® cat litters and all-time record shipments of Fresh Step® cat litters. Also contributing to sales growth were increased shipments of Hidden Valley® bottled salad dressings. These positive results were partially offset by continued strong competitive activity in auto-care products. Sales growth outpaced volume growth primarily due to more efficient trade-promotion spending, a shift in timing of some promotional activities and price increases. Pretax earnings reflected strong cost savings, partially offset by increased raw-material costs.

International

  16% sales growth
  19% pretax earnings growth
  12% volume growth

Strong sales growth in the segment was driven by increased volume behind new products and category and share growth in Latin America, and the continued growth of the newly introduced Clorox home-cleaning products in Australia and New Zealand. Sales growth outpaced volume growth primarily due to favorable foreign-exchange rates and price increases. Pretax earnings reflected the benefit of higher sales and strong cost savings, partially offset by increased raw-material costs.

Outlook

The outlook reported below includes the aforementioned discontinued operations treatment of historical results to reflect the impact of the Henkel transaction.

Third-Quarter Outlook

For the third quarter, Clorox anticipates sales growth in the range of 3 percent to 5 percent. On a GAAP basis, the company anticipates earnings per diluted share from continuing operations and fully diluted earnings per share in the range of 62 cents to 68 cents. Clorox’s third-quarter earnings from continuing operations will not be impacted by the company’s investment in the Henkel Iberica joint venture, and should not be materially affected by transitional services provided to Henkel.

Fiscal 2005 Outlook

For the full fiscal year, Clorox anticipates sales growth in the range of 3 percent to 5 percent. On a GAAP basis, Clorox now anticipates earnings per diluted share in the range of $5.93 to $6.03, which reflects the company’s strong second-quarter results, partially offset by higher commodity costs. The company now anticipates earnings per diluted share from continuing operations in the range of $2.70 to $2.80. This diluted EPS range includes the nonrecurring earnings, royalties and gain from the exchange of the Henkel Iberica joint venture investment of 14 cents, including the reversal of deferred taxes. The company’s fiscal year 2005 outlook assumes full-year weighted average shares outstanding of about 180 million.

Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers. For additional information about the company’s results, including definitions of financial terms used in this earnings release and on today’s conference call with the investment community (details below), visit the Financial Results area within the Investors section of the company’s Web site at www.TheCloroxCompany.com.

Today’s Webcast

Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s second-quarter results. The webcast can be accessed at www.TheCloroxCompany.com/investors/index.html. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2004 revenues of $4.3 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 8,600 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $58.3 million to nonprofit organizations, schools and colleges; and in fiscal 2004 alone made product donations valued at $5 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-Looking Statements

Except for historical information, matters discussed above, including statements about future volume, sales and earnings growth, profitability, costs, cost savings or expectations, are forward-looking statements based on management's estimates, assumptions and projections. Important factors that could cause results to differ materially from management's expectations are described in "Forward-Looking Statements and Risk Factors" and "Management's Discussion & Analysis" in the company's SEC Form 10-K for the year ended June 30, 2004, as updated from time to time in the company's SEC filings. Those factors include, but are not limited to, general economic and marketplace conditions and events; competitors' actions; the company's costs, including changes in exposure to commodity costs; the company’s actual cost performance; risks inherent in litigation and international operations; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture with Procter & Gamble regarding the company’s Glad plastic bags, wraps and containers business; the success of new products; the integration of acquisitions and mergers; the divestiture of non-strategic businesses; and environmental, regulatory and intellectual property matters. In addition, the company’s future performance is subject to risks particular to the share exchange transaction with Henkel, including the sustainability of cash flows and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases or otherwise, or interest cost increases greater than management expects, could adversely affect the company’s earnings.

The company’s forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media Relations

Dan Staublin (510) 271-1622

Investor Relations

Steve Austenfeld (510) 271-2270

Michael Iracondo (510) 271-2156

Condensed Consolidated Statements of Earnings (Unaudited)
In millions, except share and per-share amounts
	Three Months Ended		Six Months Ended

	12/31/2004	12/31/2003	12/31/2004	12/31/2003

Net sales	$1,000	$920	$2,048	$1,926
Cost of products sold	569	527	1,160	1,104

Gross profit	431	393	888	822

Selling and administrative expenses	134	127	264	246
Advertising costs	92	87	197	191
Research and development costs	21	20	42	39
Restructuring and asset impairment costs	2	-	32	-
Interest expense	17	7	25	13
Other (income) expense:
Equity earnings and gain on exchange of Henkel Iberica, S.A.	(22)	(2)	(25)	(5)
Other, net	(7)	-	(8)	6

Earnings from continuing operations before income taxes	194	154	361	332
Income taxes on continuing operations	60	53	118	116
Reversal of deferred taxes from equity investment in Henkel Iberica, S.A.	(2)	-	(2)	-

Earnings from continuing operations	136	101	245	216

Discontinued operations:
Gain on exchange	550	-	550	-
Earnings from exchanged businesses	11	16	33	39
Reversal of deferred taxes from exchanged businesses	6	-	6	-
Losses from Brazil operations	-	(3)	-	(5)
Income tax expense on discontinued operations	(4)	(5)	(12)	(12)

Earnings from discontinued operations	563	8	577	22

Net earnings	$699	$109	$822	$238

Earnings per common share:
Basic
Continuing operations	$0.73	$0.48	$1.22	$1.03
Discontinued operations	3.00	0.04	2.89	0.10

Basic net earnings per common share	$3.73	$0.52	$4.11	$1.13

Diluted
Continuing operations	$0.72	$0.47	$1.21	$1.01
Discontinued operations	2.96	0.04	2.85	0.10

Diluted net earnings per common share	$3.68	$0.51	$4.06	$1.11

Weighted average common shares outstanding (in thousands)
Basic	187,310	210,500	200,107	211,577
Diluted	189,806	212,959	202,555	213,924

	Segment Information (Unaudited)
	In millions

	Second Quarter	Net Sales			Earnings from Continuing Operations Before Income Taxes

		Three Months Ended		%	Three Months Ended		%
		12/31/2004	12/31/2003	Change (1)	12/31/2004	12/31/2003	Change (1)

	Household Products- North America	$584	$536	9%	$154	$139	11%

	Specialty Products	267	255	5%	93	82	13%

	International	149	129	16%	38	32	19%

	Corporate (2)	-	-	-	(91)	(99)	8%

	Total Company	$1,000	$920	9%	$194	$154	26%

	Year To Date	Net Sales			Earnings from Continuing Operations Before Income Taxes

		Six Months Ended		%	Six Months Ended		%
		12/31/2004	12/31/2003	Change (1)	12/31/2004	12/31/2003	Change (1)

	Household Products- North America	$1,209	$1,121	8%	$295	$282	5%

	Specialty Products	568	560	1%	193	180	7%

	International	271	245	11%	65	61	7%

	Corporate (2)	-	-	-	(192)	(191)	-1%

	Total Company	$2,048	$1,926	6%	$361	$332	9%

(1)	Percentages based on rounded numbers.
(2)	Includes gain of $20 million related to the company’s investment in the Henkel Iberica, S.A., joint venture.

Condensed Consolidated Balance Sheets (Unaudited)
In millions
	12/31/2004	6/30/2004

Assets
Current assets
Cash and cash equivalents	$300	$232
Receivables, net	354	460
Inventories	342	301
Income taxes receivable	8	-
Other current assets	43	50

Total current assets	1,047	1,043

Property, plant and equipment, net	991	1,052

Goodwill, net	748	742

Trademarks and other intangible assets, net	606	633

Other assets, net	318	364

Total assets	$3,710	$3,834

Liabilities and Stockholders' (Deficit) Equity
Current liabilities
Notes and loans payable	$545	$289
Current maturities of long-term debt	2	2
Accounts payable	293	310
Accrued liabilities	629	643
Income taxes payable	-	24

Total current liabilities	1,469	1,268

Long-term debt	2,124	475

Other liabilities	390	377

Deferred income taxes	184	174

Stockholders' (deficit) equity
Common stock	250	250
Additional paid-in capital	314	301
Retained earnings	3,542	2,846
Treasury shares, at cost	(4,339)	(1,570)
Accumulated other comprehensive net losses	(207)	(274)
Unearned compensation	(17)	(13)

Stockholders' (deficit) equity	(457)	1,540

Total liabilities and stockholders' (deficit) equity	$3,710	$3,834

The Clorox Company
Supplemental Volume Growth Information
Restated For Discontinued Operations Treatment

Business Unit	% Change vs. Prior Year							Major drivers of change
	FY04					FY05
	Q1	Q2	Q3	Q4	FY	Q1	Q2

Laundry Care	2%	14%	9%	7%	8%	6%	0%	Increased Clorox2 shipments behind promotional and marketing activity, offset by comparisons against prior year launch of Clorox Bleach Pen.
Home Care *	-2%	-1%	-4%	5%	0%	8%	15%	Strong growth behind marketing and promotional activities supporting Clorox disinfecting wipes, and new toilet bowl cleaning products including Clorox ToiletWand.
Water Filtration	-13%	-2%	21%	21%	6%	0%	7%	Continued share gains in both pour-through and faucet-mount segments.
Bags & Wraps	11%	9%	9%	7%	9%	14%	9%	Strong growth behind launch of Glad ForceFlex and merchandising support forGladWare containers.
Total Household Products - North America *	1%	5%	4%	6%	4%	8%	9%

Charcoal	9%	7%	7%	6%	7%	-6%	4%	Charcoal shipments increased behind merchandising and distribution gains.
Cat Litter	6%	5%	4%	8%	6%	2%	5%	Increased shipments of both Fresh Step and Scoop Away brands behind new distribution and strong promotional events.
Cat Litter, excluding divestitures	17%	13%	4%	8%	10%	2%	5%	Jonny Cat divested in Q2 FY03.
Auto Care	-11%	-5%	-2%	-11%	-7%	-12%	-4%	Decline due to reduced merchandising and competitive activity.
Dressings & Sauces	15%	10%	14%	7%	11%	-2%	5%	Record Q2 shipments of Hidden Valley Ranch and K C Masterpiece brands behind distribution gains, increased advertising and incremental merchandising.
Total Specialty Products *	4%	4%	5%	3%	4%	-3%	3%
Specialty, excluding Cat Litter divestitures	7%	7%	5%	3%	5%	-3%	3%

Total International *	8%	4%	2%	6%	5%	7%	12%

Strong growth across most of Latin America behind new products, and category and share growth across the division, and in Australia and New Zealand following introduction of Clorox-branded home-care products.

Total Clorox *	3%	4%	4%	5%	4%	5%	8%
Total, excluding Cat Litter divestitures	4%	5%	4%	5%	5%	5%	8%
Total North America, excluding Cat Litter divestitures	3%	5%	4%	5%	4%	4%	7%

* Volume for Soft Scrub and insecticides businesses transferred to Henkel has been excluded for all periods presented.

The Clorox Company
Reconciliation schedule of operating profit
to earnings from continuing operations before income taxes

In millions
	Three months ended,		Six months ended,
	12/31/04	12/31/03	12/31/04	12/31/03

Net sales	$1,000	$920	$2,048	$1,926

Gross profit	431	393	888	822
Gross margin (1)	43.1%	42.7%	43.4%	42.7%

Total operating expenses (2)	247	234	503	476

Operating profit	184	159	385	346
Operating margin (1)	18.4%	17.3%	18.8%	17.9%

Restructuring and asset impairment costs	2	-	32	-
Interest expense	17	7	25	13
Other income, net	(29)	(2)	(33)	1

Earnings from continuing operations before income taxes	$194	$154	$361	$332

(1) Percentages based on unrounded numbers
(2) Operating expenses = selling and administrative expenses, advertising costs and research and development costs

In accordance with SEC's Regulation G, this schedule provides the definition of a non-GAAP measure and the reconciliation to the most closely related GAAP measure.

Operating margin is a measure of operating profit as a percentage of net sales, whereby operating profit (a non-GAAP measure) represents earnings from continuing operations before income taxes (a GAAP measure), excluding restructuring and asset impairment costs, interest expense and other income and expense, as reported in the Condensed Consolidated Statements of Earnings (Unaudited).

Management believes the presentation of operating profit and margin provides useful information to investors about current trends in the business.  Operating profit is a component for the calculation of management incentive compensation and employee profit sharing plans.

The Clorox Company

Supplemental Balance Sheet Information – Preliminary* (unaudited)

For the quarter ended December 31, 2004

Working Capital (WC) Update

	Q2 ’05 ($ million)	Q2 ’04 ($ million)

Change

			($ million)	Days ’05	Days ’04(3)

Change

Receivables, net	354	345	+9	33	34	-1 day
Inventories	342	305	+37	51	49	+2 days
Accounts payable	293	235	+58	43	41	+2 days
Accrued liabilities	629	522	+107
Total WC(1)	-175	-77	-98
Avg WC% Net sales(2,3)	-4.3%	-1.9%	-2.4 pts

  Receivables were higher driven by sales growth, however days declined due to improved collections and shorter payment terms.
  Inventory was higher primarily due to normalization of charcoal inventory levels and increased bags and wraps inventory behind the launch of Glad ForceFlex.
  Accounts payable and accrued liabilities increased primarily due to higher commodity prices, costs associated with the Glad restructuring and tax-related accruals.

Supplemental Cash Flow Information – Preliminary * (unaudited)

For the six-months ended December 31, 2004

Capital expenditures were $58 million

Depreciation and amortization was $94 million

Cash provided by continuing operations

  Cash provided by continuing operations was $370 million, 18 percent of sales and 26 percent above the six-month period ended December 31, 2003, driven primarily by higher earnings in the current six-month period and a $37 million pension contribution made in the year-ago period.

*Preliminary estimates. Final numbers will be published in our Form 10-Q.

(1)Working capital is defined as current assets minus current liabilities excluding cash and short-term debt.

(2)Based on a two points average working capital divided by annualized net sales (current quarter net sales x 4).

(3) Q2 ’04 working capital as percentage of net sales and days in receivables, net, inventories and accounts payable calculated on balances as reported in our Form 10-Q filed for the quarterly period ended December 31, 2003, and do not reflect reclassification of operating results of businesses transferred to Henkel as discontinued operations.